Calculation of Filing Fee Table

Form S-8
(Form Type)

Cimpress plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, Euro 0.01 nominal value per share	Rules 457(c) and 457(h)	2,000,000 shares	$41.66	$83,320,000	0.0001531	$12,756.29
Total Offering Amounts					$83,320,000		$12,756.29
Total Fee Offsets							$—
Net Fee Due							$12,756.29
(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, the number of Cimpress plc’s ordinary shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Cimpress plc’s ordinary shares as reported on the Nasdaq Global Select Market on April 30, 2025, which date is within five business days prior to the filing of this Registration Statement.